                                                                    Exhibit 8(a)


                [LETTERHEAD OF BROOKS, PIERCE, McLENDON, HUMPHREY
                        & LEONARD, L.L.P. APPEARS HERE]








                               September 12, 1997




Board of Directors
Mooresville Savings Bank, SSB
347 North Main Street
Mooresville, North Carolina  28115

         Re: Conversion of Mooresville Savings Bank, SSB from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and its simultaneous acquisition by Coddle Creek Financial Corp., a North Carolina savings bank holding company

Members of the Board:

         You have requested our opinions regarding certain income tax consequences in connection with the proposed conversion of Mooresville Savings Bank, SSB ("Mooresville Mutual") from a North Carolina-chartered mutual savings bank with federally insured deposit accounts to Mooresville Savings Bank, Inc., SSB, a North Carolina-chartered stock savings bank with federally insured deposit accounts ("Mooresville"), and the simultaneous acquisition of Mooresville as a wholly-owned subsidiary by Coddle Creek Financial Corp., a savings bank holding company organized under North Carolina law ("Holding Company"). This reorganization and conversion of Mooresville Mutual and acquisition of Mooresville by the Holding Company shall be referred to as the "Conversion". Terms not otherwise defined in this letter shall have the meanings assigned to them in the Plan of Conversion adopted by the Board of Directors of Mooresville Mutual on July 14, 1997 (the "Plan").

         In connection with our opinions, we have reviewed copies of applications filed by Mooresville Mutual and the Holding Company with the Administrator, North Carolina Savings Institutions Division, to effect the Conversion (the "Applications"), Chapters 54C and 105 of the North Carolina General Statutes, and applicable federal laws, rules and regulations, including the Internal Revenue Code of 1986, as amended ("Code"). We have examined the Plan, Mooresville Mutual's existing Certificate of Incorporation and Bylaws, the Second Amended Certificate of Incorporation for Mooresville, the Bylaws for Mooresville, the corporate minutes approving the Conversion and related records of Mooresville Mutual. We have also examined the Holding Company's Articles of Incorporation, Bylaws, corporate minutes approving the Conversion and related records. In addition, we have examined certificates of officials of Mooresville Mutual, Mooresville and the Holding Company, the Registration Statement of the Holding Company on Form S-1, which the Holding Company intends to file with the Securities and Exchange Commission on or about September 12, 1997 (the "Registration Statement") containing a proposed Prospectus (hereinafter referred to
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Board of Directors
Mooresville Savings Bank, SSB
September 12, 1997
Page 2


as the "Prospectus") and such other documents as we have deemed necessary or appropriate for purposes of giving the opinions set forth in this letter. We have assumed the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies, and the genuineness of all signatures of individuals, and we know of no reason such assumptions are unwarranted for purposes of the opinions expressed herein. We have assumed that all statements made in the above-described documents are accurate and complete, and will be accurate and complete at all times from now through the consummation of the Conversion. We have not independently verified any factual matter relating to the Conversion in connection with the preparation of our opinions herein and, accordingly, such opinions do not take into account any matters not set forth herein which might have been disclosed by independent verification. We have further assumed that the Conversion will be consummated pursuant to the terms of the Plan.

         In issuing the opinions set forth below, we have also assumed the accuracy of the following representations of Mooresville Mutual:

         1. The fair market value of the deposit accounts and the interest in the Liquidation Account received by each Eligible Account Holder and Supplemental Eligible Account Holder in Mooresville pursuant to the Conversion will, in each instance, be equal to the fair market value of the deposit accounts and the proprietary interest of each such Eligible Account Holder and Supplemental Eligible Account Holder in Mooresville Mutual surrendered in the Conversion. The aggregate fair market value of the deposit accounts and interests in the Liquidation Account held by Eligible Account Holders as of the close of business on the Eligibility Record Date will equal or exceed 99% of the aggregate fair market value of all deposit accounts in Mooresville Mutual (including accounts of less than $50) as of the close of business on that date. The aggregate fair market value of the deposit accounts and interests in the Liquidation Account held by Supplemental Eligible Account Holders, officers and directors of Mooresville Mutual and their associates as of the close of business on the Supplemental Eligibility Record Date will equal or exceed 99% of the aggregate fair market value of all deposit accounts in Mooresville Mutual (including accounts of less than $50) as of the close of business on that date.


         2. The Subscription Rights to purchase Conversion Stock received in the Conversion by each recipient have no fair market value. This assumption is based upon your representation and the opinion of JMP Financial, Inc. that such Subscription Rights have no fair market value because they will be acquired by recipients without cost, are nontransferable and afford the recipients the right only to purchase Conversion Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion.

         3. Immediately following the Conversion, the Eligible Account Holders and Supplemental Eligible Account Holders will own all of the outstanding interests in the Liquidation Account and will own such interests solely by reason of their ownership of deposits and proprietary interests in Mooresville Mutual on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. Pursuant to the Plan, no additional interests in the Liquidation
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Board of Directors
Mooresville Savings Bank, SSB
September 12, 1997
Page 3


                  Account  shall be issued following the Conversion.

         4. Immediately following the consummation of the Conversion, Mooresville will possess the same assets and liabilities as Mooresville Mutual held immediately before the Conversion, plus proceeds from the sale of Conversion Stock less proceeds retained by the Holding Company, less assets used to pay expenses incurred in the Conversion. Assets of Mooresville Mutual used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments made by Mooresville Mutual immediately before the Conversion) in the aggregate will constitute less than 1% of the net assets of Mooresville Mutual.

         5. Except for Mooresville Mutual's agreement to sell all of Mooresville's issued and outstanding common stock to the Holding Company in the Conversion, at the time of the Conversion, Mooresville Mutual will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Mooresville Mutual.

         6. Mooresville has no plan or intention to reacquire any of its common stock issued to the Holding Company in the Conversion. Mooresville has no plan or intention to issue additional shares of its common stock following the Conversion. The common stock of Mooresville issued to the Holding Company in the Conversion will not be callable or subject to a put option.

         7. Mooresville has no plan or intention to sell or otherwise dispose of any of the assets of Mooresville Mutual acquired in the Conversion, except for dispositions made in the ordinary course of business.

         8. The liabilities of Mooresville Mutual assumed by Mooresville and the liabilities, if any, to which the transferred assets are subject were incurred by Mooresville Mutual in the ordinary course of its business and are associated with the assets transferred.

         9. Following the Conversion, Mooresville will continue the historic business of Mooresville Mutual, will use a significant portion of Mooresville Mutual's historic business assets in Mooresville's business, and will continue to engage in the same business in substantially the same manner as engaged in by Mooresville Mutual before the Conversion.

         10. Mooresville Mutual and Mooresville (treated as one entity for purposes of this representation) and the Holding Company will each pay their own expenses attributable to the Conversion.

         11. Mooresville Mutual is not under the jurisdiction of a court as a debtor under (i) Title 11 of the United States Code, or (ii) a receivership, foreclosure, or similar proceeding in a federal or state court.
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Board of Directors
Mooresville Savings Bank, SSB
September 12, 1997
Page 4



         12. None of the compensation received by an employee of Mooresville Mutual or Mooresville who is also an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member will be separate consideration for, or allocable to, his or her status as an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member. None of the interests in the Liquidation Account of Mooresville received by an employee of Mooresville Mutual or Mooresville who is an Eligible Account Holder or Supplemental Eligible Account Holder will be separate consideration for, or allocable to, any employment agreement or arrangement. All compensation paid to Eligible Account Holders and Supplemental Eligible Account Holders who are also employees of Mooresville Mutual or Mooresville will be for services actually rendered and commensurate with amounts paid to third parties bargaining at arm's-length for similar services. Officers, directors and other employees may in the future be issued restricted common stock of the Holding Company for future services pursuant to the proposed Management Recognition Plan of the Holding Company described in the Prospectus ("MRP").

         13. No Eligible Account Holder or Supplemental Eligible Account Holder will be excluded from participating in the Liquidation Account.

         14. The Holding Company has no plan or intention to redeem or otherwise acquire any of the Conversion Stock to be issued pursuant to the Conversion, except as disclosed in the Prospectus regarding possible purchases to fund the ESOP, MRP and stock option plans. The Holding Company has no plan or intention to sell or otherwise dispose of the common stock of Mooresville received by it in the Conversion. The Conversion Stock issued in the Conversion will not be callable or subject to a put option.

         15. At the time of Conversion, the fair market value of the assets of Mooresville Mutual on a going-concern basis will equal or exceed the amount of its liabilities plus the amount of liabilities to which its assets are subject. Immediately before the Conversion, Mooresville Mutual will have a positive net worth.

         16. No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or any other grantee of Subscription Rights in lieu of (i) Subscription Rights for Conversion Stock, or (ii) an interest in the Liquidation Account of Mooresville.

         17. There is no plan or intention for Mooresville to be liquidated or merged with another corporation following the Conversion.

         18. The Conversion described herein is motivated by valid business purposes and not by tax avoidance purposes.

         19. After the Conversion, Mooresville will continue the corporate existence and business of Mooresville Mutual with only the following changes:
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Board of Directors
Mooresville Savings Bank, SSB
September 12, 1997
Page 5


                  (i) An amended and restated Certificate of Incorporation to allow for the issuance of capital stock of Mooresville, and

                  (ii)     New corporate Bylaws.

         20. There exists no intercorporate indebtedness between Mooresville Mutual and Mooresville (treated as one entity for purposes of this representation) and the Holding Company, that was issued, acquired, or will be settled at a discount.

         21. In the Conversion, the Holding Company will acquire 100% of the issued and outstanding common stock of Mooresville.

         22. Neither Mooresville Mutual and Mooresville (treated as one entity for purposes of this representation) nor the Holding Company is an "investment company," as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         Based upon the foregoing assumptions, our opinions with respect to the federal and North Carolina income tax consequences of the Conversion are as follows (for purposes of the opinions set forth below, Eligible Account Holders shall include, if applicable pursuant to the Plan, Supplemental Eligible Account Holders):

         1. The Conversion of Mooresville Mutual from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank will qualify as a reorganization within the meaning of Section 368(a) of the Code, and neither Mooresville Mutual nor Mooresville will recognize any gain or loss as a result of such reorganization. Revenue Ruling 80-105, 1980-1 C.B. 78. Mooresville Mutual in its form as a North Carolina-chartered mutual savings bank and Mooresville in its form as a North Carolina-chartered stock savings bank will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. Mooresville's basis in each of Mooresville Mutual's assets will be the same as Mooresville Mutual's basis immediately prior to the Conversion. Section 362(b) of the Code.

         3. No gain or loss will be recognized by the Holding Company upon receipt of money in exchange for the shares of the Conversion Stock issued pursuant to the exercise of the Subscription Rights issued therefor. Section 1032(a) of the Code.

         4. No gain or loss will be recognized by Mooresville upon receipt of money from the Holding Company in exchange for the shares of its common stock to be issued to the Holding Company in the Conversion. Section 1032(a) of the Code.

         5. The holding period of the Mooresville assets after the Conversion will include the period
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Board of Directors
Mooresville Savings Bank, SSB
September 12, 1997
Page 6

                  during which the assets were held by Mooresville Mutual prior to the Conversion. Section 1223(2) of the Code.

         6. Gain or loss, if any, will be realized by an Eligible Account Holder on the exchange of such person's deposit account and proprietary interest in Mooresville Mutual for (i) a withdrawable deposit account in Mooresville in the same dollar amount as such person's deposit account in Mooresville Mutual immediately prior to the Conversion, (ii) such person's interest in the Liquidation Account of Mooresville, and (iii) Subscription Rights to purchase the Conversion Stock. Such gain, if any, will be recognized by an Eligible Account Holder only to the extent of the fair market value of such person's interest in the Subscription Rights received. Section 1001 of the Code. You have represented to us that the Subscription Rights to purchase Conversion Stock have no fair market value. Accordingly, gain recognized by an Eligible Account Holder as a result of the Conversion is limited to an amount not in excess of the fair market value of such person's interest in the Subscription Rights received in the Conversion. Paulsen v.
                                                                      ----------
                  Commissioner, 469 U.S. 131, 139 (1985), quoting Society for
                  ------------                                    -----------
                  Savings v. Bowers, 349 U.S. 143, 150 (1955).
                  -----------------

         7. The basis of the deposit account in Mooresville received by an Eligible Account Holder will be the cost of such deposit account. The cost basis of such deposit account in Mooresville
                  (i) will be equal to the fair market value of such deposit account in Mooresville and (ii) will be equal to such person's basis in his or her deposit account in Mooresville Mutual exchanged therefor. Section 1012 of the Code.

         8. The basis of the interest in the Liquidation Account received by an Eligible Account Holder will be equal to the cost of such interest. The cost of the Liquidation Account will be the fair market value of the proprietary interest in Mooresville Mutual given for the Liquidation Account. Section 1012 of the Code. An interest in the Liquidation Account will be deemed to have no value, or nominal, if any, fair market value. Paulsen
                                                                        -------
                  v. Commissioner, 469 U.S. 131, 139 (1985) (quoting Society for
                  ---------------                                    -----------
                  Savings v. Bowers, 349 U.S. 143, 150 (1955)).
                  -----------------

         9. The basis of Subscription Rights received by an Eligible Account Holder will be zero, increased by the gain, if any, recognized on their receipt. Section 1012 of the Code. Gain is recognized only to the extent of the fair market value of the Subscription Rights. You have represented to us that the Subscription Rights to purchase Conversion Stock have no fair market value. Accordingly, the basis of the Subscription Rights received by an Eligible Account Holder will be zero.

         10. The basis of the Conversion Stock purchased pursuant to the exercise of Subscription Rights will be the purchase price thereof. Section 1012 of the Code.

         11. The holding period of the Conversion Stock acquired through the exercise of Subscription Rights will commence upon the date of such exercise. Section 1223(6) of the Code.
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Board of Directors
Mooresville Savings Bank, SSB
September 12, 1997
Page 7


         12. For purposes of Section 381 of the Code, Mooresville will be treated just as Mooresville Mutual would have been treated had there been no reorganization of Mooresville Mutual from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. Accordingly, and with regard only to the reorganization of Mooresville Mutual into Mooresville, the tax attributes of Mooresville Mutual enumerated in Section 381(c) of the Code shall be taken into account by Mooresville as if there had been no reorganization. Treasury Regulation (S)1.381(b)(1)(a)(2).

         13. For North Carolina income tax purposes, the Conversion will be treated in a manner identical to the way the Conversion is treated pursuant to the Code. Sections 105-130.3, 105-130.5, 105-134.5, and 105-134.6 of the North Carolina General Statutes.

         No opinion is expressed with regard to the following:

         1. The tax treatment of any aspect of the Conversion that is not specifically set forth and addressed in the foregoing opinions.

         2. The status, including without limitation, the tax treatment, of Mooresville Mutual's and Mooresville's bad-debt reserves before or after the Conversion.

         3. For purposes of Section 381 of the Code, the effect upon Mooresville Mutual and Mooresville of the acquisition of all of the common stock of Mooresville by the Holding Company in the Conversion.

         The opinions herein expressed represent only our best judgments with respect to the interpretation of published material and are not binding upon the Internal Revenue Service or the courts. Our opinions are limited to matters of North Carolina and federal law.

         The opinions contained herein are rendered solely for your benefit and for the benefit of purchasers of Conversion Stock and may not be used for any other purpose whatsoever or relied upon by, published or communicated to any other party without our prior written consent in each instance. We hereby consent to the inclusion of this letter as an exhibit to the Applications being filed by Mooresville Mutual with the Administrator and as an exhibit to the Registration Statement.

                                   Sincerely,

                                   BROOKS, PIERCE, McLENDON
                                   HUMPHREY & LEONARD, L.L.P.


                                   By: /s/ Howard L. Williams
                                       ----------------------------
                                       Howard L. Williams